Exhibit 99.1

EDAC Technologies Reports Strong Sales and Earnings for

Fiscal 2011 Third Quarter

– Sales of $21.8 Million are Up 18% from 3Q10 –

– Net Income Reaches $1.0 Million or $0.19 per Diluted Share –

– Income from Operations Rises to a Record $1.8 Million –

– Backlog Totals Approximately $213.5 Million at Quarter-End –

FARMINGTON, Conn., October 26, 2011 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported that sales for the third quarter of fiscal 2011 were $21.8 million, an increase of 18% from the third quarter of fiscal 2010. The 2011 second quarter sales were $21.9 million.

Net income for the 2011 third quarter was $1.0 million, or $0.19 per diluted share, a substantial increase from $84,000, or $0.02 per diluted share, reported for the third quarter of 2010. Sequentially, 2011 third quarter net income was up nearly 4% from the $977,000, or $0.19 per diluted share, reported for the second quarter of 2011.

EDAC noted that strong sales growth for each of its major product lines, EDAC AERO, APEX Machine Tool and EDAC Machinery, contributed to the increase in 2011 third quarter sales as compared with the year-ago period. The sharp growth in net income versus the 2010 period primarily reflected the increase in sales, as well as a higher gross margin due to a favorable product mix, improved cost absorption compared with the prior year third quarter, and more cost-effective manufacturing of certain parts.

Sales for EDAC’s three major product lines, and the key factors contributing to the sales trends, are as follows:

•

Sales for the EDAC AERO product line were $14.8 million, an increase of 10% from the third quarter of 2010 and 3% higher than the 2011 second quarter. This primarily reflected increased shipments of stators, fan cases and other components for a number of aircraft engine programs.

•

Sales for the APEX Machine Tool product line were $5.0 million in the 2011 third quarter, an increase of 26% from the year-ago third quarter but 6% lower sequentially. The year-over-year growth included initial shipments for a ground-based turbine retrofit program and the benefit of ongoing efforts to expand the customer base and markets for APEX products. The sequential decline in sales was expected by the Company.

•

Sales for the EDAC Machinery product line were $2.1 million, an increase of 72% from the 2010 third quarter but 9% lower sequentially. The year-over-year increase reflected stronger sales of spindle and precision grinder products, as well as the Company’s successful efforts to revitalize the acquired SNI and Accura Technics businesses. The sequential decline in sales was expected by the Company.

Other highlights of EDAC’s results for the recent period are as follows:

•

Gross profit for the 2011 third quarter was $3.9 million, or 17.8% of sales. This compares with $1.8 million, or 9.5% of sales, in the 2010 third quarter and $3.6 million, or 16.6% of sales, in the 2011 second quarter. The gross margin increase primarily reflected a shift in sales mix to the Company’s higher margin product lines, increased productivity and efficiency company-wide, and more cost-effective manufacturing of certain parts.

•

SG&A expenses for the 2011 third quarter were $2.1 million, or 9.7% of sales, compared with $1.4 million or 7.5% of sales in the third quarter of 2010 and $1.9 million, or 8.7% of sales, in the second quarter of 2011. The increase in SG&A was largely due to increases in commissions and certain non-recurring expenses.

•

Operating income for the third quarter of 2011 was a record $1.8 million, up 370% from the $375,000 reported in the 2010 third quarter and a 2% increase from the $1.7 million for the 2011 second quarter.

For the first nine months of fiscal 2011, EDAC’s sales increased 16% to $63.9 million from $55.2 million for the comparable 2010 period. Income from operations was $4.4 million for the first nine months of 2011, up 188% from $1.5 million for the same period of 2010. Net income was $2.4 million, or $0.46 per diluted share, for the first nine months of 2011. For the same period of 2010, net income was $788,000, or $0.16 per diluted share, including other income of $350,000 from the recognition of a deposit on an equipment purchase made by AERO prior to its acquisition.

Backlog and Outlook

Total sales backlog at October 1, 2011 was approximately $213.5 million, compared with $168.0 million at the end of the 2011 second quarter and $133.6 million at October 2, 2010. The higher backlog partially reflects several multi-year agreements announced earlier this year to produce components for commercial and military aircraft engine platforms.

“EDAC produced record operating income for the third quarter of 2011 on sales that nearly equaled the all-time high we reported in this year’s second quarter. We have expanded our customer relationships, invested in the capacity to produce additional components, and improved production processes and efficiency across each of our product lines, which have enabled us to deliver higher year-over-year sales and enhanced gross margins. We believe that our strong sales levels and increased profitability throughout the first three quarters of 2011 clearly demonstrate our potential to sustain and enhance our performance in the future,” said Dominick A. Pagano, EDAC’s President and Chief Executive Officer.

“We expect the 2011 fourth quarter to be the strongest period of the year in terms of sales, based on our backlog and the pattern of customer demand. Looking toward 2012, we expect to ramp up the delivery of engine components under some of our newer long-term agreements, putting the Company on track for another successful year,” Mr. Pagano concluded.

Conference Call and Webcast

The Company will host a conference call to review the above results at 10:00 a.m. (Eastern Time) today, October 26, 2011. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation Glenn L. Purple Vice President-Finance 860-677-2603 Comm-Counsellors, LLC Edward Nebb 203-972-8350 June Filingeri 203-972-0186

(Financial Tables Follow)

EDAC TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	For the three months ended		For the nine months ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Sales	$21,841	$18,528	$63,920	$55,156
Cost of sales	17,964	16,760	53,603	48,989

Gross profit	3,877	1,768	10,317	6,167
Selling, general and administrative expenses	2,116	1,393	5,964	4,653

Income from operations	1,761	375	4,353	1,514
Non-operating income (expense):
Interest expense	(252)	(259)	(785)	(711)
Other income	—	2	8	362

Income before income taxes	1,509	118	3,576	1,165
Provision for income taxes	497	34	1,179	377

Net income	$1,012	$84	$2,397	$788

Income per common share data:
Basic income per share	$0.20	$0.02	$0.49	$0.16

Diluted income per share	$0.19	$0.02	$0.46	$0,16

Weighted average shares outstanding:
Basic	4,968	4,869	4,936	4,856
Diluted	5,303	5,055	5,169	5,032

EDAC TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)	(Audited)
	October 1, 2011	January 1, 2011
ASSETS
CURRENT ASSETS:
Cash	$1,680	$975
Accounts receivable, net	17,064	14,955
Inventories, net	20,864	20,219
Prepaid expenses and other current assets	417	184
Refundable income taxes	2	80
Deferred income taxes	1,613	1,613

Total current assets	41,640	38,026

PROPERTY, PLANT AND EQUIPMENT	53,990	51,818
Less: accumulated depreciation	30,676	28,595

	23,314	23,223

OTHER ASSETS	128	155

TOTAL ASSETS	$65,082	$61,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$3,263	$4,793
Current portion of long-term debt	2,518	4,370
Trade accounts payable	7,114	7,336
Employee compensation and amounts withheld	2,798	1,212
Accrued expenses	2,306	2,136
Customer advances	660	857

Total current liabilities	18,659	20,704

LONG-TERM DEBT, less current portion	12,728	9,858

PENSION LIABILITIES	1,526	1,526

DEFERRED INCOME TAXES	4,419	4,473

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	12,211	11,690
Retained earnings	18,027	15,630
Accumulated other comprehensive loss	(2,500)	(2,489)

Total shareholders’ equity	27,750	24,843

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$65,082	$61,404